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                                                            Part C Exhibit 24.18
                               MULTI-CLASS PLAN

                                      FOR

                             THE GOVETT FUNDS, INC.


     This Plan is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by each of the Funds listed in Schedule A hereto in accordance with the terms, procedures and
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conditions set forth below.  A majority of the Directors of the Company, including a majority of the Directors who are not interested persons of the Company within the meaning of the Act, found this Multi-Class Plan, including the expense allocations, to be in the best interest of each Fund and each Class of Shares of each Fund and adopted this Plan on May 16, 1997.

     A. Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

          1.   The Act - Investment Company Act of 1940, as amended
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          2.   CDSC - contingent deferred sales charge.
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          3.   CDSC Period - the period of years following acquisition during
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               which Shares are assessed a CDSC upon redemption.

          4.   Class - a class of Shares of a Fund.
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          5.   Class A Shares - shall have the meaning ascribed in Section B. 1.
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          6.   Class B Shares - shall have the meaning ascribed in Section B. 1.
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          7.   Company - The Govett Funds, Inc., a corporation organized under
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               the laws of the State of Maryland.

          8.   Directors - the directors of the Company.
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          9.   Distribution Expenses - expenses incurred in activities which are
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               primarily intended to result in the distribution and sale of
               Shares as defined in a Plan of Distribution and/or board resolutions.

          10.  Distribution Fee - a fee paid by a Fund to the Distributor in
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               reimbursement of Distribution Expenses.

          11.  Distributor - FPS Broker Services, Inc.
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          12.  Fund - a separate series of Shares of the Company, with the
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               Shares of each such series representing a beneficial interest in a separate portfolios of securities and other assets.

          13.  Institutional Class Shares - shall have the meaning ascribed in
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               Section B.1.

          14.  Money Market Fund - Zurich Kemper Cash Account Trust Money Market
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               Portfolio.

          15.  Plan of Distribution - Any plan adopted under Rule 12b-1 under
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               the Act with respect to payment of a Distribution Fee.

          16.  Service Fee - a fee paid to financial intermediaries for the
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               ongoing provision of personal services to Fund shareholders and/or the maintenance of shareholder accounts.

          17.  Share - a share of beneficial interest in a Fund.
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     B.   Classes.  Each Fund may offer three Classes as follows:

          1.   Class A Shares.  Class A Shares shall be offered at net asset
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               value plus a front-end sales charge as approved from time to time by the Directors and set forth in the Fund's prospectus, which may be reduced or eliminated for larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers as permitted by Rule 22(d) of the Act and as set forth in the Fund's prospectus. Class A Shares that are not subject to a front-end sales charge as a result of the foregoing, may be subject to a CDSC for the CDSC Period set forth in Section D.1. The offering price of Shares subject to a front-end sales charge shall be computed in accordance with Rule 22c-1 and Section 22(d) of the Act and the rules and regulations thereunder. Class A Shares shall be subject to ongoing Distribution Fees approved from time to time by the Directors and set forth in the Fund's prospectus. Although shares of the Money Market Fund are not designated as "Class A" they are substantially similar to Class A Shares as defined herein and shall be treated as Class A shares for the purposes of this Plan.

          2.   Class B Shares.  Class B Shares shall be (1) offered at net asset
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               value, (2) subject to a CDSC for the CDSC Period set forth in
               Section D. 1, (3) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Directors and set forth in the Fund's prospectus and (4) converted to Class A shares eight years after the calendar month in which the shareholder's order to purchase was accepted.

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          3.   Institutional Class Shares.  Institutional Class Shares shall be
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               (1) offered at net asset value, (2) subject to a CDSC for the
               CDSC Period set forth in Section D.1., and (3) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Directors and set forth in the Funds' prospectus.

     C. Rights and Privileges of Classes. Each Class of each Fund will represent an interest in the same portfolio of investments of that Fund and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except as described otherwise herein.

     D. CDSC. A CDSC may be imposed upon redemption of Class A Shares and Class B Shares that do not incur a front end sales charge subject to the following conditions:

          1.   CDSC Period.  The CDSC Period for Class A Shares shall be one
               -----------
               year. The CDSC Period for Class B Shares shall be no more than twenty years as recommended by the Distributor and approved by the Directors.

          2.   CDSC Rate.  The CDSC rate shall be recommended by the Distributor
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               and approved by the Directors.  If a CDSC is imposed for a period greater than one year the CDSC rate must decline during the CDSC Period such that (a) the CDSC rate is less in the last year of the CDSC Period than in the first and (b) in each succeeding year the CDSC rate shall be less than or equal to the CDSC rate in the preceding year.

          3.   Disclosure and Changes.  The CDSC rates and CDSC Period shall be
               ----------------------
               disclosed in a Fund's prospectus and may be decreased at the discretion of the Distributor but may not be increased unless approved at set forth in Section L.

          4.   Method of Calculation.  The CDSC shall be assessed on an amount
               ---------------------
               equal to the lesser of the then current market value or the cost of the Shares being redeemed. No sales charge shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Class B Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.
          5.   Waiver.  The Distributor may in its discretion waive a CDSC
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               otherwise due upon the redemption of Shares under circumstances previously

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               approved by the Directors and disclosed in the Fund's
               prospectus or statement of additional information and as allowed under Rule 6c-10 under the Act.
          6.   Calculation of offering price. The offering price of Shares
               -----------------------------
               subject to a CDSC shall be computed in accordance with Rule 22c-1 and Section 22(d) of the Act and the rules and regulations thereunder.

          7.   Retention by Distributor.  The CDSC paid with respect to Shares
               ------------------------
               of a Fund may be retained by the Distributor to reimburse the Distributor for commissions paid by it in connection with the sale of Shares subject to a CDSC and Distribution Expenses to the extent of such commissions and Distribution Expenses eligible for reimbursement and approved by the Directors.

     E. Service and Distribution Fees. Class A Shares shall be subject to a Distribution Fee, Class B Shares shall be subject to a Service Fee and a Distribution Fee and Institutional Class Shares shall not be subject to a Service Fee or a Distribution Fee. The Service Fee applicable to each of Class A and Class B Shares shall not exceed 0.25% per annum of the average daily net assets of the Class and the Distribution Fee shall not exceed 0.75% per annum of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Company with respect to such fees and Rule 12b-1 of the Act.

     F. Conversion. Shares purchased through the reinvestment of dividends and distributions paid on Shares subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares in a Shareholder's account (other than Shares held in the sub-account) convert to Class A Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Shares. All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge. So long as any Class of Shares converts into Class A Shares, the Distributor shall waive or reimburse each Fund, or take such other actions with the approval of the Trustees as may be reasonably necessary, to ensure the expenses, including payments authorized under a Plan of Distribution, applicable to the Class A Shares are not higher than the expenses, including payments authorized under the Plan of Distribution, applicable to the class of shares converting into Class A Shares.

     G.   Allocation of Expenses, Income and Gains Among Classes.

          1.   Expenses applicable to a particular class.  Each Class of each
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               Fund shall pay any Service Fee, Distribution Fee and CDSC
               applicable to that Class. Other expenses applicable to a particular Class such as incremental transfer agency fees, but not including advisory or custodial fees or other

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               expenses related to the management of the Fund's assets, shall be allocated between Classes in different amounts if they are actually incurred in different amounts by the Classes or the Classes receive services of a different kind or to a different degree than other Classes.

          2.   Distribution Expenses.  Distribution Expenses actually
               ---------------------
               attributable to the sale of all Classes shall be allocated to each Class based upon the ratio which sales of each Class bears to the sales of all Shares of the Fund. For this purpose, Shares issued upon reinvestment of dividends or distributions, upon conversion from Class B to Class A Shares, or upon stock splits, will no be considered sales.

          3.   Income, capital gains and losses, and other expenses applicable
               ---------------------------------------------------------------
               to all Classes. Income, realized and unrealized capital gains and
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               losses, and expenses such as advisory fees applicable to all
               Classes shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

          4.   Determination of nature of expenses.  The Directors shall
               -----------------------------------
               determine in their sole discretion whether any expense other than those listed herein is properly treated as attributed to a particular Class or all Classes.

     H. Exchange Privilege. Exchanges of Shares shall be permitted between Funds as follows.

          1.   General.   Shares of one Fund may be exchanged for Shares of the
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               same Class of another Fund at net asset value and without sales charge, provided that the account holder remains the same and
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               provided that:
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               a.   The Distributor may specify that certain Funds may not be
                    exchanged within a designated period, which shall not exceed 90 days, after acquisition without prior Distributor approval.

               b. Class A Shares acquired through quarterly purchases of $1 million or more on which no front-end sales charge was paid cannot be exchanged for shares of the Money Market Fund during the first year after their purchase.

               c. Shares of the Money Market Fund, which is not a series of the Company, may be exchanged for Class A Shares of any Fund, without the imposition of a sales charge, provided
                                                                    --------
                    that the investor seeking to exchange the Money Market Fund
                    ----
                    Shares acquired those shares through an exchange out of one or more of the Funds. [Money Market Funds Shares that were acquired by direct

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                    purchase from the Money Market Fund, and Money Market Fund shares that were acquired through reinvestment of Money Market Fund dividends, cannot be exchanged for Class A Shares of any Fund.]

          2.   CDSC Computation.  The acquired Shares will remain subject to the
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               CDSC rate schedule and CDSC Period for the original Fund upon the redemption of the Shares from the Govett complex of funds. For purposes of computing the CDSC payable on a disposition of the new Shares, the holding period for the original Shares shall be added to the holding period of the new Shares.

     I.   Voting Rights of Classes.

          1. Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to the Plan of Distribution related to that Class, provided that.

               a. If any amendment is proposed to the plan under which Service Fees are paid with respect to Class A Shares of a Fund that would increase materially the amount to be borne by Class A Shares under that plan, then no Class B Shares shall convert into Class A Shares of that Fund until the holders of Class B Shares of that Fund have also approved the proposed amendment.

               b. If the holders of the Class B Shares referred to in subparagraph a. do not approve the proposed amendment, the Board of Directors and the Distributor shall take such action as is necessary to ensure that the Class B Shares shall convert into another Class identical in all material respects to Class A Shares of the Fund as constituted prior to the amendment.

          2. Shareholders shall have separate voting rights on any matter submitted to shareholders in which the interest of one Class differs from the interests of any other Class.

     J. Dividends. Dividends paid by a Fund with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner at the same time on the same day and will be in substantially the same amount, except any Distribution Fees, Service Fees or incremental expenses relating to a particular Class will be borne exclusively by that Class.

     K. Reports to Directors. The Distributor shall provide to the Directors quarterly and annually statements concerning distribution and Shareholder servicing

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          expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1 of the
          Act, as it may be amended from time to time. The Distributor also shall provide the Directors such information as the Directors may from time to time deem to be reasonably necessary to evaluate this Plan.

     L. Amendment. Any material amendment to this Plan, including any amendment to Schedule A hereto, shall be approved by the affirmative
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          vote of a majority of the Directors of the Company, including the affirmative vote of the Directors of the Company who are not interested persons of the Company, except that any amendment that increases the CDSC rate schedule or CDSC Period must also be approved by the affirmative vote of a majority of the Shares of the affected
          Class.   The Distributor shall provide the Directors such information as may be reasonably necessary to evaluate any amendment to this Plan.



\legal\Multi-Class Plan 051697

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